Exhibit 10.2 Amendment to Fee Deferral Plan for Directors of Weyerhaeuser Company (Amended and Restated Effective December 31, 2010)

AMENDMENT
TO
FEE DEFERRAL PLAN FOR
DIRECTORS OF WEYERHAEUSER COMPANY
(Amended and Restated Effective December 31, 2010)

The Fee Deferral Plan for Directors of Weyerhaeuser Company (Amended and Restated Effective December 31, 2010) (the “Plan”) is hereby amended, effective January 1, 2012, as follows:
1.    Section 4(d)(iii) is amended by deleting the phrase “but shall not be entitled to the election provided in Subparagraph 6(d)” from the end thereof.

2.    Section 6(c) of the Plan is amended to read as follows:
“(c)    Payments.
“(i)    Effective January 1, 2012, payment with respect to any Stock Equivalent Deferrals credited to a Director's account who consents to the change shall be made the in form of Common Shares, equal in number to the number of Stock Equivalents with respect to which payment is being made, plus cash for any fractional shares. A payment shall be made in each year of the period previously elected under Subparagraph 4(c) with respect to such Deferred Fees, subject to the two-year minimum deferral provided in Subparagraph 4(b)(ii); provided, however, that in the event payments commence based on a Director's Separation from Service, no payment shall be made earlier than six months after the date of such Separation from Service if the Director is then a Specified Employee, in which case any suspended payment shall occur on the earliest date permitted by this Subparagraph and Section 409A.
“(ii)    In the event a consenting Director has elected payment of such Stock Equivalent Deferrals over a number of years rather than as a lump sum, the number of Common Shares to be paid each year shall be computed by multiplying a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the elected payment period, by the remaining number of Stock Equivalents credited to the Director's account, to determine the number of Stock Equivalents for which payment is to be made.”
3.    Section 6(d) is deleted in its entirety and Sections 6(e) and 6(f), and any references in the Plan thereto, are renumbered as Sections 6(d) and 6(e), respectively.

4.    Section 8(c) is amended to read as follows:

“(d)    Amendment and Termination. The Board in its sole discretion may (i) amend, suspend or terminate the Plan and (ii) supplement or replace the Plan with other Deferred Fees plans.”

5.    Section 10 is hereby amended by adding the following sentence at the end thereof:

“In this regard, the following changes made to the Plan by the amendment effective as of January 1, 2012 shall also apply to the terms and conditions of the 2004 Plan: (i) the elimination of a Director's ability to irrevocably elect to diversify out of Stock Equivalents after a prescribed time,

(ii) the change in the medium of payment of Stock Equivalents from cash to Common Shares and (iii) the removal of the shareholder approval requirement for any change providing for the payment of Fees in the form of Common Shares. In no event shall any such change affect the timing of payment of Fees deferred under the 2004 Plan or otherwise be interpreted as making any modification that would adversely affect the status of the deferrals under the 2004 Plan as exempt from Section 409A.”